UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
August 10, 2012

AZZ incorporated
(Exact name of Registrant as specified in its charter)

TEXAS (State or Other Jurisdiction of Incorporation or Organization)	1-12777 Commission File No.	75-0948250 (I.R.S. Employer Identification Number)

One Museum Place, Suite 500 3100 West 7th Street Fort Worth, TX 76107 (Address of principal executive offices, including zip code)

Registrant’s Telephone Number, including Area Code:	(817) 810-0095

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 10, 2012, AZZ incorporated (“AZZ”) announced the appointment of Ashok Kolady to the position of Senior Vice President, Electrical and Industrial Products Segment.  Such appointment will be effective as of September 1, 2012.  Mr. Kolady, age 38, has served as the Vice President, Business Development of AZZ since 2007, and was previously employed by Eaton Corp., a manufacturer of power management technology, in its department of Operation, Marketing, & Business Development from 2004 through 2007.

In connection with Mr. Kolady’s new position, Mr. Kolady will receive a base salary of $275,000 per year.  On September 1, 2012, AZZ will grant Mr. Kolady additional stock appreciation rights (“SARs”) and restricted stock units (“RSUs”) under the AZZ incorporated Amended and Restated 2005 Long Term Incentive Plan.  The total value of such SARs and RSUs shall be equal to $60,000 (determined using the Black-Scholes pricing model) and the number of such SARs and RSUs to be granted will be determined based upon the August 30, 2012 closing price of AZZ’s common stock on the New York Stock Exchange.  Effective as of September 1, 2012, Mr. Kolady’s performance objectives under AZZ’s Senior Management Bonus Plan will be revised to reflect his new position.  Such revised objectives will consist of targets based upon AZZ earnings per share, the revenue of AZZ’s Electrical and Industrial Products Segment (the “Segment”), the income of the Segment, return on the Segment’s assets and the Segment’s accounts receivable outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AZZ incorporated (Registrant)
Date: August 15, 2012	By:	/s/ Dana Perry
Dana Perry Senior Vice President Finance Chief Financial Officer